Exhibit 99.1

News Release
Amkor Reports Record First Quarter Sales
CHANDLER, Ariz., April 26, 2006 — Amkor Technology, Inc. (Nasdaq: AMKR) reported record first quarter 2006 sales of $645 million, up 55% from the first quarter of 2005 and up slightly from the fourth quarter of 2005. Amkor’s first quarter 2006 net income was $36 million, or $0.20 per diluted share. For the first quarter of 2005 Amkor’s net loss was $119 million, or ($0.68) per share, and included a provision for legal settlements of $50 million, or ($0.28) per share.
“I am pleased with our results this quarter and believe that the firm business conditions in Q1 have created a platform for Amkor to achieve measured, profitable growth in 2006,” said James Kim, Amkor’s Chairman and Chief Executive Officer. “We expect that tight supply throughout the semiconductor industry, coupled with what we see as more disciplined behavior toward capacity expansion, will restrain upside production and dampen the amplitude of industry cyclicality. We believe a less volatile business environment will better enable Amkor to enrich our product mix, improve asset productivity, and increase profitability and cash flow.”
“During the first quarter we saw seasonally robust demand across a broad range of end markets, with upsides for advanced packages, such as MicroLeadFrame®, System-in-Package and 3D packages for wireless communications and consumer applications,” said Kim. “Our strategic alliance with IBM continues to develop very well.”
“In February we announced a strategic expansion of our electroplated wafer bumping operations in collaboration with Chartered Semiconductor Manufacturing and other customers who operate in Singapore,” said Kim. “This initiative recognizes the increased adoption of flip chip packaging and the leadership position in wafer bumping technology we have gained through our Unitive subsidiary. In conjunction with our existing test operations in Singapore, Amkor will provide turnkey wafer bump and wafer probe services for leading edge applications on 300mm wafers at advanced process nodes. We believe there is strong market demand for our advanced bump and probe capabilities, and expect our wafer bumping production build-out to be largely supported by long-term supply agreements.”
“First quarter sales of $645 million and gross margin of 24% exceeded our guidance as customer demand remained firm during what is typically a seasonally slow period,” said Ken Joyce, Amkor’s Chief Financial Officer. “We are benefiting from a focused effort on optimizing our asset allocation, improving labor and asset productivity, disciplined capacity expansion and enriching our product mix.”

“First quarter gross profit includes a $4 million impairment charge primarily related to our decision to close down a camera module production line in Korea, where we have not achieved targeted returns and associated cash flows,” said Joyce.
“First quarter SG&A expenses were higher than previously planned, principally attributable to greater than anticipated professional fees and increased IT-related expenses,” said Joyce. “In light of stronger business conditions, we have decided to invest a portion of our increased earnings to enhance our worldwide IT systems capabilities. We are moving forward with a broad-based ERP implementation designed to ensure that Amkor has the systems infrastructure necessary to accommodate planned growth while managing an increasingly complex supply chain.”
“Over the past several quarters we have realized more than $16 million in annual payroll and associated benefits savings, and we continue to move forward with programs to enhance operational effectiveness and reduce costs. However, in light of the planned ERP implementation and the ramp up of our new facilities in China and Singapore, we currently anticipate that our year-over-year SG&A savings, previously estimated at $25 to $30 million, will be closer to $15 million,” said Joyce. “We are committed to achieving meaningful SG&A savings during 2006; the ultimate amount of these savings will depend on overall business conditions.”
“First quarter capital additions totaled $103 million. We continue to budget full year 2006 capital additions of $300 million, which includes approximately $50 million for facilities, including our new factories in China and Singapore. In addition, we expect to undertake a modest amount of further capacity expansion that would be funded by customers under long-term supply agreements.”
“During the first quarter we generated $39 million in free cash flow, of which $30 million was used to effect open market purchases of our 9.25% senior notes due February 2008,” said Joyce. “We plan to retire the outstanding balance of $132 million in 5.75% convertible notes due June 1, 2006, and based on current forecasts believe we will have sufficient liquidity available to satisfy the $146 million of 5% convertible notes due March 2007. We are currently evaluating debt and equity-linked financing alternatives to refinance a portion of our intermediate-term maturities and expect to consummate one or more refinancing transactions during the second quarter, depending on market conditions.”
For the remainder of 2006, we anticipate an effective tax rate of 7.5% which reflects the utilization of U.S. and foreign net operating loss carryforwards and tax holidays in certain of our foreign jurisdictions. At March 31, 2006, Amkor had U.S. net operating losses available for carryforward totaling $357 million expiring through 2025. Additionally, at March 31, 2006, we had $85 million of non-U.S. operating losses available for carryforward, expiring through 2011.
Selected operating data for the first quarter 2006 is included in a section before the financial tables.

Business Outlook
The business environment remains encouraging. Compared with the fourth quarter, our first quarter sales were up slightly, when it is typically down 5% to 10%. Our customers’ forecasts suggest modest growth in the second quarter, with continued growth in the third quarter. On the basis of current customer forecasts, we have the following expectations for the second quarter of 2006:
•	Sales in the range of 2% to 4% above the first quarter of 2006

•	Gross margin in the range of 25% to 26%

•	Net income in the range of $0.24 to $0.28 per diluted share
Amkor will conduct a conference call on April 26, 2006 at 5:00 p.m. eastern time. The call can be accessed by dialing 303-262-2175 or by visiting the investor relations page of our web site: www.amkor.com or CCBN’s website, www.companyboardroom.com. An archive of the webcast can be accessed through the same links and will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 11053998.
About Amkor
Amkor is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Forward-Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding the following: achieving measured, profitable expansion in 2006; the continued growth of our relationship with IBM; long-term supply agreements to support our planned build-out of wafer bumping production; plans to move forward with a large-scale ERP implementation; plans to enhance operational effectiveness and reduce costs, including anticipated SG&A savings in 2006; budgeted capital expenditures for 2006; plans to retire the outstanding convertible notes due June 1, 2006 at maturity; having sufficient liquidity to satisfy the $146 million of 5% convertible notes due March 2007; plans to consummate one or more refinancing transactions during the second quarter, subject to market conditions; and the statements contained under Business Outlook. These forward-looking statements are subject to a number of risks and uncertainties that could affect future results and cause actual results and events to differ materially from historical and expected results, including, but not limited to, the following: the ability to access the capital markets and consummate one or more refinancing transactions; the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; deterioration of the U.S. or other economies; the highly unpredictable nature of litigation and the risk of adverse results of litigation against us; our relationship with IBM; the satisfaction of conditions in the agreements entered into in connection with the IBM transaction; the incurrence of significant additional cost and expense necessary for the increase in Amkor’s capacity; our ability to achieve anticipated SG&A savings in 2006; worldwide economic effects of terrorist attacks and military conflict; competitive pricing and declines in average selling prices; timing and volume of orders relative to the production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; the effect on operations of our realignment of management; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations; and technological challenges.
   Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect the company’s operating results and financial condition is detailed in the company’s filings with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2005, and current reports on Form 8-K. Amkor undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this document.
Contact:
Jeffrey Luth
VP Corporate Communications
480-821-5000 ext. 5130
jluth@amkor.com
(selected operating data and tables to follow)

Selected operating data for the first quarter 2006

1st Quarter
•	Capital additions	$103 million
	Net decrease in related accounts payable and deposits	($24 million	)

	Payments for property, plant & equipment	$79 million

•	Depreciation and amortization	$66 million

•	Free cash flow *	$39 million

*	Reconciliation of free cash flow to the most directly comparable GAAP measure:

Net cash provided by operating activities	$118 million
Less payments for property, plant and equipment	($79 million	)

Free cash flow from continuing operations	$39 million

We define free cash flow as net cash provided by operating activities less payments for property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital expenditures. However, this measure should be considered in addition to, and not as a substitute, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.
•	First quarter capacity utilization was approximately 85%.

•	Assembly unit shipments for Q1 2006 were 2.2 billion, up 4% from Q4 2005.

•	For Q1 2006 our top ten customers accounted for 42% of sales.

•	Q1 2006 end market distribution (an approximation based on a sampling of programs with some of our largest customers):

Communications	36%
Computing	19%
Consumer	34%
Other	11%
•	Q1 2006 percentage of revenue:

Leadframe packages	40%
Laminate packages	46%
Other	4%
Test	10%

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except net income (loss) per share data)
(unaudited)

	For the Three Months Ended
	March 31,
	2006	2005
Net sales	$645,089	$417,481
Cost of sales	490,071	374,086

Gross profit	155,018	43,395

Operating expenses:
Selling, general and administrative	60,251	60,466
Research and development	9,430	8,900
Provision for legal settlements and contingencies	—	50,000

Total operating expenses	69,681	119,366

Operating income	85,337	(75,971)

Other expense (income):
Interest expense, related party	1,788	—
Interest expense, net	41,157	40,513
Foreign currency loss	3,928	2,232
Other expense (income), net	(936)	178

Total other expense	45,937	42,923

Income (loss) before income taxes and minority interest	39,400	(118,894)
Income tax expense	3,612	1,187

Income (loss) before minority interest income (expense)	35,788	(120,081)

Minority interest income (expense), net of tax	(115)	1,011

Net income (loss)	$35,673	$(119,070)

Net income (loss) per common share:
Basic	$0.20	$(0.68)

Diluted	$0.20	$(0.68)

Shares used in computing net income (loss) per common share:
Basic	176,801	175,718

Diluted	191,015	175,718

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$226,243	$206,575
Accounts receivable:
Trade, net of allowance of $4,995 in 2006 and $4,947 in 2005	381,011	381,495
Other	9,600	5,089
Inventories, net	148,253	138,109
Other current assets	30,414	35,222

Total current assets	795,521	766,490

Property, plant and equipment, net	1,454,674	1,419,472
Goodwill	672,007	653,717
Intangibles, net	36,421	38,391
Investments	6,350	9,668
Other assets	44,930	67,353

Total assets	$3,009,903	$2,955,091

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$339,146	$184,389
Trade accounts payable	346,831	326,712
Accrued expenses	129,529	123,631

Total current liabilities	815,506	634,732

Long-term debt, related party	100,000	100,000
Long-term debt	1,678,801	1,856,247
Other non-current liabilities	150,576	135,861

Total liabilities	2,744,883	2,726,840

Minority interest	3,622	3,950

Stockholders’ equity:
Common stock	178	178
Additional paid-in capital	1,328,119	1,326,426
Accumulated deficit	(1,070,288)	(1,105,961)
Accumulated other comprehensive income	3,389	3,658

Total stockholders’ equity	261,398	224,301

Total liabilities and stockholders’ equity	$3,009,903	$2,955,091

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended
	March 31,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$35,673	$(119,070)
Depreciation and amortization	66,061	60,858
Other non-cash items	13,912	1,382
Changes in assets and liabilities excluding effects of sales and acquisitions	2,462	50,388

Net cash provided by (used in) operating activities	118,108	(6,442)

Cash flows from investing activities:
Payments for property, plant and equipment	(79,098)	(66,712)
Proceeds from the sale of property, plant and equipment	923	156

Net cash used in investing activities	(78,175)	(66,556)

Cash flows used in financing activities	(21,070)	(11,816)

Effect of exchange rate fluctuations on cash and cash equivalents	805	(710)

Net increase (decrease) in cash and cash equivalents	19,668	(85,524)

Cash and cash equivalents, beginning of period	206,575	372,284

Cash and cash equivalents, end of period	$226,243	$286,760

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$40,400	$40,170
Income taxes	$1,508	$2,733

Noncash investing and financing activities:
Goodwill acquired upon closing of acquisition of minority interest	$17,822	$—